Exhibit 5.1

[Letterhead of Hull & Branstetter Chartered]

November 8, 2006

Robert L. Russell, President
Idaho General Mines, Inc.
10 N. Post Street, Suite 610
Spokane, WA  99201

Re:                               Idaho General Mines, Inc.

Registration Statement on Form S-8

Dear Mr. Russell:

We act as legal counsel for Idaho General Mines, Inc., an Idaho corporation (the “Company”).  In connection with our representation of the Company, we have reviewed the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of  shares (the “Shares”) of the Company’s common stock under the Idaho General Mines, Inc. 2006 Equity Incentive Plan (the “Plan”).

In connection with rendering this opinion, we have reviewed the Company’s articles of incorporation and bylaws, in each case as amended and restated to the date hereof, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we deemed necessary in order to express the opinions set forth below, and have assumed that each such record, agreement, document and instrument is accurate and complete.  The law covered by the opinions expressed herein is expressly limited to the law of the State of Idaho.  We express no opinion except as expressly set forth in the paragraph below and no opinions shall be implied.  The opinion expressed herein is an opinion of legal matters and not factual matters.  We offer no opinions on matters relating to compliance with the Securities Act.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter speaks as to the matters as of the date of this opinion letter and we assume no responsibility for changes in law, regulations, facts or circumstances after the date of this opinion letter.  We have no duty, and undertake no duty, to update this opinion letter or to deliver future opinions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.  We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

HULL & BRANSTETTER CHARTERED

By:	/s/ Michael K. Branstetter
Michael K. Branstetter